SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 13G/A

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                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
                  AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                             (AMENDMENT NO. 3)*


                            ALPHANET SOLUTIONS, INC.
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                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
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                         (Title of Class of Securities)


                                   020787 10 7
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                                 (CUSIP Number)


                                JANUARY 1, 2002
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/___/ Rule 13d-1(b)

/___/ Rule 13d-1(c)

/ X / Rule 13d-1(d)
____

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              * The  remainder  of this  cover  page  shall be filled  out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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    CUSIP NO. 020787 10 7                    13G
              ------------
----------------------------------------

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   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITY ONLY)

          STAN GANG
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                         5    SOLE VOTING POWER                    1,967,300
     NUMBER OF                                                     ---------
      SHARES             -------------------------------------------------------
   BENEFICIALLY
    OWNED BY             6    SHARED VOTING POWER                        0
      EACH                                                               -
    REPORTING            -------------------------------------------------------
   PERSON WITH
                         7    SOLE DISPOSITIVE POWER               1,967,300
                                                                   ---------
                         -------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER                   0
                                                                         -
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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,967,300
                                                                    ---------
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 [ ]

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              29.9%
                                                                       ----
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   12     TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

 ITEM 1(a).   NAME OF ISSUER:

              The issuer of the securities to which this statement relates is AlphaNet Solutions, Inc., a New Jersey corporation (the "Issuer").

 ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              The Issuer's principal executive offices are located at 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.

 ITEM 2(a).   NAME OF PERSON FILING:

              The person filing is Stan Gang.

 ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The principal business office is AlphaNet Solutions, Inc., 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.

 ITEM 2(c).   CITIZENSHIP:

              Stan Gang is a citizen of the United States of America.

 ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

              The title of the class of securities is common stock, $0.01 par value.

 ITEM 2(e).   CUSIP NUMBER:

              The CUSIP number is 020787 10 7.

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

              (a)  /__/  Broker or dealer registered under Section 15 of the
                         Exchange Actt.

              (b)  /__/  Bank as defined in Section 3(A)(6) of the Exchange Act.

              (c)  /__/  Insurance company as defined in Section 3(A)(19) of the
                         Exchange Act.

              (d)  /__/  Investment company registered under Section 8 of the
                         Investment Company Act.

              (e)  /__/  An investment adviser in accordance with Rule 13D-1(B)
                         (1)(ii)(E);

                               Page 3 of 6 pages

              (f)  /__/  An employee benefit plan or endowment fund in
                         accordance with Rule 13D-1(B)(1)(ii)(F);

              (g)  /__/  A parent holding company or control person in
                         accordance with Rule 13D-1(B)(ii)(G);

              (h)  /__/  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i)  /__/  A church plan that is excluded from the definition of an investment company under Section 3(C)(14) of the Investment Company Act;

              (j)  /__/  Group, in accordance with Rule 13D-1(B)(1)(ii)(J).

 ITEM 4.      OWNERSHIP.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  1,967,300

         (b)      Percent of class:

                  29.9%

         (c)      Number of shares as to whcih such person has:

                 (i)       Sole power to vote or to direct the vote

                           1,967,300

                  (ii)     Shared power to vote or to direct the vote

                           0

                  (iii) Sole power to dispose or to direct the disposition of

                           1,967,300

                  (iv) Shared power to dispose or to direct the disposition of

                               Page 4 of 6 pages

 ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

 ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

 ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         The certifications regarding Rule 13d-1(b) and (c) are not applicable.

                               Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 7, 2002                             /s/ STAN GANG
                                            ------------------------------------
                                            Stan Gang, Shareholder


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.

         ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations. (SEE 18 U.S.C. 1001).


                               Page 6 of 6 pages